Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CH2M HILL Companies, Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333 148101) on Form S-4 of CH2M HILL Companies, Ltd. (the Company) of our reports dated February 22, 2016, except for the last paragraph of note 10 and the restatement as to the effectiveness of internal control over financial reporting for the material weakness related to project reporting over the completeness and accuracy of estimates of revenue, costs and profit or loss at completion for long-term projects accounted for under the percentage-of-completion method , as to which the date is January 19, 2017, with respect to the consolidated balance sheets of the Company as of December 25, 2015 and December 31, 2014, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 25, 2015, and the effectiveness of internal control over financial reporting as of December 25, 2015, which appears in the December 25, 2015 annual report on Form 10 K/A of the Company

Our report dated February 22, 2016, except for the restatement as to the effectiveness of internal control over financial reporting for the material weakness related to project reporting over the completeness and accuracy of estimates of revenue, costs and profit or loss at completion for long-term projects accounted for under the percentage-of-completion method, as to which the date is January 19, 2017, on the effectiveness of internal control over financial reporting as of December 25, 2015, expresses our opinion that CH2M HILL Companies, Ltd. did not maintain effective internal control over financial reporting as of December 25, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to project reporting over the completeness and accuracy of estimates of revenue, costs and profit or loss at completion for long-term projects accounted for under the percentage-of-completion method has been identified and included in management’s assessment.

/s/ KPMG LLP
Denver, Colorado January 19, 2017